UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 5, 2025, Somnigroup International Inc. (formerly known as Tempur Sealy International, Inc.) completed its previously announced acquisition of Mattress Firm Group Inc. ("Mattress Firm"). As used in this section, the terms "Somnigroup" or "the Company" or "we" or "our" refer to Somnigroup International Inc. and its consolidated subsidiaries. We refer to our acquisition of Mattress Firm as the "Mattress Firm Acquisition", and together with the related financings and divestitures as the "Transactions". The Transactions include the following:

•The Mattress Firm Acquisition, through a wholly-owned subsidiary, pursuant to the agreement and plan of merger (the "Merger Agreement") dated May 9, 2023. At the closing of the transaction, Somnigroup paid approximately $5.1 billion, net of cash acquired of $0.3 billion. The aggregate purchase price consisted of $2.8 billion in cash and approximately 34.2 million shares of the Company's common stock valued at $65.65 per share, which represents the simple average of the opening and closing price per share of the Company's common stock on the New York Stock Exchange (the "NYSE") on the trading day immediately prior to the date of acquisition;
•The related planned divestitures of 73 Mattress Firm retail locations and Sleep Outfitters USA, LLC, a wholly-owned subsidiary of the Company ("Sleep Outfitters"), which includes 103 specialty mattress retail locations and seven distribution centers, to MW SO Holdings Company ("Mattress Warehouse"), which were required for the regulatory approval of the Mattress Firm Acquisition (collectively, the "Divestitures"); and
•The related financing arrangements entered into by the Company, as described and defined under the heading "Financing" below.

The following unaudited condensed combined pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information is based on and has been derived from the historical consolidated financial statements of Somnigroup and Mattress Firm. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the Transactions as if they had been consummated on December 31, 2024. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 gives effect to the Transactions as if they had been consummated on January 1, 2024. The Notes to the unaudited pro forma condensed combined financial information describe the pro forma amounts and adjustments presented.

Prior to the Mattress Firm Acquisition, Somnigroup and Mattress Firm had different fiscal years. Somnigroup's fiscal year ends on December 31, whereas Mattress Firm's fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to September 30. Mattress Firm's fiscal year ended October 1, 2024 consists of 52 weeks. The combined company operates with a fiscal year ending on December 31.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines Somnigroup’s audited consolidated balance sheet as of December 31, 2024 with Mattress Firm’s unaudited condensed consolidated balance sheet as of December 31, 2024.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 combines Somnigroup’s audited consolidated statement of income for the year ended December 31, 2024 with Mattress Firm's unaudited condensed consolidated statement of operations for the twelve months ended December 31, 2024, which was calculated by deducting Mattress Firm’s results for the thirteen weeks ended January 2, 2024, from its results for the fiscal year ended October 1, 2024, and adding Mattress Firm’s results for the thirteen weeks ended December 31, 2024.

Management believes the pro forma adjustments reflecting the completion of the Transactions are reasonable and supportable. The pro forma adjustments related to the Mattress Firm Acquisition are based upon the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 805, Business Combinations ("ASC 805") and upon the assumptions set forth in the notes to the unaudited condensed combined pro forma financial statements. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. The allocation of the purchase price is preliminary and is subject to change. We expect to finalize and complete the purchase price allocations no later than February 5, 2026. Actual results may differ from the unaudited pro forma condensed combined financial information provided herein once the Company has completed the valuation studies necessary to finalize the required purchase price allocation and has identified any additional conforming accounting policy changes for Mattress Firm. There can be no assurance that such finalization will not result in material changes.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited condensed combined pro forma financial statements. The unaudited pro forma condensed combined statements are primarily based on, and should also be read in conjunction with, (a) Somnigroup’s historical consolidated financial statements and accompanying notes included within our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission ("SEC") on February 28, 2025 and (b) Mattress Firm’s audited consolidated financial statements and accompanying notes for the fiscal year ended October 1, 2024 and unaudited condensed consolidated financial statements for the thirteen weeks ended December 31, 2024, attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this report.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and do not reflect future events that may occur after the Transactions, or any operating efficiencies or inefficiencies that may result from the Transactions. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that we will experience after the Transactions are consummated. In addition, the preparation of financial statements in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma condensed combined financial information. Actual results could differ, perhaps materially, from these estimates and assumptions.

Divestitures to Mattress Warehouse

In September 2024, the Company entered into a purchase agreement with Mattress Warehouse, a leading independently owned specialty bedding retailer, for the sale of 73 Mattress Firm retail locations and Sleep Outfitters, which includes 103 specialty mattress retail locations and seven distribution centers.

As of December 31, 2024, the Mattress Firm Acquisition was contingent upon regulatory approval and the potential for the Company’s plan of divestiture was subject to change. Therefore, the Divestitures were not classified as assets and liabilities held for sale in the historical periods presented as of December 31, 2024. In the unaudited pro forma condensed combined balance sheet, the assets and liabilities related to the Divestitures are presented as assets held for sale and liabilities held for sale in accordance with ASC 360-10, "Impairment and Disposal of Long-Lived Assets". Refer to Notes 4 and 7 of the unaudited pro forma condensed combined financial information for further information related to the held for sale adjustments related to the Divestitures.

The Divestitures are not expected to have a material impact on the Company's financial position or results of operations, and are expected to close in the second quarter of 2025. Therefore, the unaudited pro forma condensed combined financial information does not give effect to the impacts of the Divestitures, other than the reclassification of the assets and liabilities of the Divestitures as held for sale in accordance with ASC 360.

Financing

Somnigroup funded a portion of the Mattress Firm Acquisition with $2,896 million in proceeds from borrowings, inclusive of related fees and expenses, of the term B facility (the "Term B Loan") for $1,592 million, the delayed draw term loan A (the "DDTA Loan") for $625 million and the existing revolving credit facilities for $679 million, (collectively, the "Financing Arrangements"). Refer to Note 6 for additional information regarding the Financing Arrangements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2024
(in millions)

	Historical Somnigroup	Historical Mattress Firm as Adjusted (Note 2)	Transaction Accounting Adjustments (Notes 4, 7)		Financing Adjustments (Note 6)		Pro Forma Combined Somnigroup
ASSETS
Current Assets:
Cash and cash equivalents	$117	$274	$(1,313)	(4a)	$1,304	(6a)	$382
Accounts receivable, net	405	60	(95)	(4b)	—		370
Inventories	447	281	38	(4c)	—		766
Prepaid expenses and other current assets	96	76	(14)	(4d)	—		158
Assets held for sale	—	—	92	(7)	—		92
Total Current Assets	1,065	691	(1,292)		1,304		1,768
Property, plant and equipment, net	811	229	1	(4e)	—		1,041
Goodwill	1,067	827	2,501	(4f)	—		4,395
Other intangible assets, net	701	586	1,034	(4g)	—		2,321
Operating lease right-of-use assets	599	1,155	39	(4h)	—		1,793
Deferred income taxes	15	194	(194)	(4q)	—		15
Restricted cash	1,592	—	(1,592)	(4i)	—		—
Other non-current assets	130	30	(1)	(4j)	—		159
Total Assets	$5,980	$3,712	$496		$1,304		$11,492

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$361	$221	$(113)	(4k)	$—		$469
Accrued expenses and other current liabilities	394	265	(5)	(4l)	—		654
Short-term operating lease obligations	127	248	(19)	(4m)	—		356
Income taxes payable	10	2	15	(4n)	—		27
Current portion of long-term debt	69	11	(9)	(4o)	31	(6a)	102
Liabilities held for sale	—	—	70	(7)	—		70
Total Current Liabilities	961	747	(61)		31		1,678
Long-term debt, net	3,740	1,140	(1,132)	(4o)	1,273	(6a)	5,021
Long-term operating lease obligations	532	996	5	(4p)	—		1,533
Deferred income taxes	108	—	294	(4q)	—		402
Other non-current liabilities	71	24	—		—		95
Total Liabilities	5,412	2,907	(894)		1,304		8,729

Redeemable non-controlling interest	9	—	—		—		9

Stockholders' Equity:
Stockholders' Equity	559	805	1,390	(4r)	—		2,754
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$5,980	$3,712	$496		$1,304		$11,492

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024
(in millions, except per common share amounts)

	Historical Somnigroup	Historical Mattress Firm as Adjusted (Note 2)	Transaction Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined Somnigroup
Net sales	$4,931	$3,929	$(920)	(5a)	$—		$7,940
Cost of sales	2,751	2,546	(782)	(5b)	—		4,515
Gross profit	2,180	1,383	(138)		—		3,425
Selling and marketing expenses	1,092	812	—		—		1,904
General, administrative and other expenses	473	341	47	(5c)	—		861
Equity income in earnings of unconsolidated affiliates	(19)	—	—		—		(19)
Operating income	634	230	(185)		—		679

Other expense, net:
Interest expense (income), net	135	114	(114)	(5d)	186	(6b)	321
Other (income) expense, net	(5)	7	—		—		2
Total other expense (income), net	130	121	(114)		186		323

Income before income taxes	504	109	(71)		(186)		356
Income tax provision	(119)	(35)	(6)	(5e)	47	(6c)	(113)
Net income before non-controlling interest	385	74	(77)		(139)		243
Less: Net income attributable to non-controlling interest	1	—	—		—		1
Net income attributable to Somnigroup International Inc.	$384	$74	$(77)		$(139)		$242

Earnings per common share:
Basic	$2.21						$1.16
Diluted	$2.16						$1.14

Weighted average common shares outstanding:
Basic	173.6						207.8
Diluted	178.2						212.4

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Description of Transactions and Basis of Pro Forma Presentation
On May 9, 2023, Somnigroup and Mattress Firm entered into the Merger Agreement for a business acquisition. On February 5, 2025, Somnigroup, through a wholly-owned subsidiary, acquired Mattress Firm in a transaction valued at approximately $5.1 billion, net of cash acquired of $0.3 billion. The aggregate purchase price consisted of $2.8 billion in cash and approximately 34.2 million shares of the Company's common stock valued at $65.65 per share, which represents the simple average of the opening and closing price per share of the Company's common stock on the NYSE on the trading day immediately prior to the date of acquisition.

The pro forma financial information is prepared in conformity with Article 11 of Regulation S-X. The historical information of Somnigroup and Mattress Firm is presented in accordance with U.S. GAAP.

The pro forma financial information reflects the following pro forma adjustments, based on available information and certain assumptions that the Company believes are reasonable and supportable:

•The Mattress Firm Acquisition under the acquisition method of accounting;
•The Divestitures in accordance with the definitive agreement with Mattress Warehouse; and
•The Financing Arrangements.

The unaudited pro forma condensed combined financial information is based on and has been derived from the historical consolidated financial statements of Somnigroup and Mattress Firm. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the Transactions as if they had been consummated on December 31, 2024. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 gives effect to the Transactions as if they had been consummated on January 1, 2024. The notes to the unaudited pro forma condensed combined financial statements describe the pro forma amounts and adjustments presented.

Prior to the Mattress Firm Acquisition, Somnigroup and Mattress Firm had different fiscal years. Somnigroup's fiscal year ends on December 31, whereas Mattress Firm's fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to September 30. The combined company operates with a fiscal year ending on December 31. The unaudited pro forma condensed combined balance sheet and statement of income have been prepared by aligning calendar quarters due to seasonality in the bedding industry.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines Somnigroup’s audited consolidated balance sheet as of December 31, 2024 with Mattress Firm’s unaudited condensed consolidated balance sheet as of December 31, 2024.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 combines Somnigroup’s audited consolidated statement of income for the year ended December 31, 2024 with Mattress Firm's unaudited condensed consolidated statement of operations for the twelve months ended December 31, 2024, which was calculated by deducting Mattress Firm’s results for the thirteen weeks ended January 2, 2024, from its results for the fiscal year ended October 1, 2024, and adding Mattress Firm’s results for the thirteen weeks ended December 31, 2024.

The difference between Somnigroup’s and Mattress Firm’s fiscal year-end and quarter-end dates as combined within the pro forma financial information is less than one fiscal quarter, as permitted under Rule 11-02 of Regulation S-X. Somnigroup’s fiscal year ended December 31, 2024 was a calendar year period, whereas Mattress Firm's fiscal year ended October 1, 2024 was a 52-week period.

ASC 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Consolidated financial statements of Somnigroup issued after completion of the Mattress Firm Acquisition will reflect such fair values, measured as of the acquisition date, which will likely be different than the preliminary estimated fair values included in these unaudited pro forma condensed combined financial statements. These differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Company’s future financial position and results of operations.

Somnigroup has determined on a preliminary basis that no significant adjustments, other than the reclassification adjustments described in Note 2, are necessary to conform Mattress Firm’s financial statement presentation to the accounting policies used by the Company. Somnigroup will perform a comprehensive review of Mattress Firm's accounting and financial reporting policies in connection with the closing of the Mattress Firm Acquisition.

The unaudited pro forma condensed combined financial information does not reflect any anticipated cost savings or any related non-recurring costs to achieve those cost savings. The unaudited pro forma condensed combined financial statements do not claim to represent our actual financial position or results of operations that would have occurred if the Transactions had taken place on the dates specified, nor are they indicative of the financial position or results of operations that may be achieved in the future.

(2) Historical Financial Statements as Adjusted
Based on the information currently available, the Company has determined on a preliminary basis that no significant adjustments incremental to the reclassification adjustments described herein are necessary to conform Mattress Firm's financial statement presentation to the accounting policies used by Somnigroup. Following the closing of the Mattress Firm Acquisition, the Company will perform a comprehensive review of Mattress Firm's accounting and financial reporting policies. As a result of that review, the Company may identify differences between policies that, when conformed, could have a material effect on the pro forma financial information.

Historical Mattress Firm as Adjusted
The adjustments below represent the accounting alignment reclassifications made to the Mattress Firm historical presentation of:
(i) the unaudited condensed consolidated balance sheet as of December 31, 2024; and
(ii) the unaudited condensed consolidated statement of operations for the twelve-month period ending December 31, 2024, which was calculated by deducting Mattress Firm’s results for the thirteen weeks ended January 2, 2024, from its results for the fiscal year ended October 1, 2024, and adding Mattress Firm’s results for the thirteen weeks ended December 31, 2024.

These reclassifications are made for the purposes of aligning Mattress Firm’s financial statements, as presented, to Somnigroup’s presentation by financial statement line item and accounting policies. Mattress Firm’s historically reported amounts may differ due to rounding.

The reclassification adjustments to the unaudited pro forma condensed consolidated balance sheet as of December 31, 2024, are as follows:
MATTRESS FIRM ADJUSTED BALANCE SHEET
AS OF DECEMBER 31, 2024
(in millions)

	Historical Mattress Firm	Accounting Alignment Adjustments		Historical Mattress Firm as Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$274	$—		$274
Accounts receivable, net	66	(6)	(2a)	60
Inventories	281	—		281
Prepaid expenses and other current assets	70	6	(2a)	76
Total Current Assets	691	—		691
Property, plant and equipment, net	209	20	(2b)	229
Goodwill	827	—		827
Intangibles - trade names	581	(581)	(2a)	—
Other intangible assets, net	25	561	(2a),(2b)	586
Operating lease right-of-use assets	1,155	—		1,155
Deferred income taxes	194	—		194
Other non-current assets	30	—		30
Total Assets	$3,712	$—		$3,712

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$221	$—		$221
Accrued expenses and other current liabilities	212	53	(2a)	265
Short-term operating lease obligations	248	—		248
Income taxes payable	—	2	(2a)	2
Customer deposits	55	(55)	(2a)	—
Current portion of long-term debt	11	—		11
Total Current Liabilities	747	—		747
Long-term debt, net	1,140	—		1,140
Long-term operating lease obligations	996	—		996
Other non-current liabilities	24	—		24
Total Liabilities	2,907	—		2,907

Stockholders' Equity:
Stockholders' Equity	805	—		805
Total Liabilities and Stockholders' Equity	$3,712	$—		$3,712

The reclassification adjustments to the unaudited pro forma condensed consolidated statement of operations for the twelve-month period ending December 31, 2024, which was calculated by deducting Mattress Firm’s results for the thirteen weeks ended January 2, 2024, from its results for the fiscal year ended October 1, 2024, and adding Mattress Firm’s results for the thirteen weeks ended December 31, 2024, are as follows:

MATTRESS FIRM ADJUSTED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024
(in millions)

	Historical Mattress Firm	Accounting Alignment Adjustments		Historical Mattress Firm as Adjusted
Net sales	$3,929	$—		$3,929
Cost of sales	2,437	109	(2c)	2,546
Gross profit	1,492	(109)		1,383
Selling and marketing expenses	921	(109)	(2c)	812
General, administrative and other expenses	335	6	(2a)	341
Impairment of intangible assets	6	(6)	(2a)	—
Operating income	230	—		230

Other expense, net:
Interest expense, net	114	—		114
Change in valuation of investments	7	(7)	(2a)	—
Other expense, net	—	7	(2a)	7
Total other expense, net	121	—		121

Income before income taxes	109	—		109
Income tax provision	(35)	—		(35)
Net income	$74	$—		$74

(2a) Represents the reclassification to conform to Somnigroup's financial statement line item presentation.

(2b) Represents the reclassification of $20 million of certain assets from intangible assets to fixed assets to conform with Somnigroup's classification.

(2c) Represents amounts reclassified to selling and marketing expenses for Somnigroup's cooperative advertising incentives paid to Mattress Firm, which were historically reflected by Mattress Firm as a reduction of inventory purchase price and cost of sales. These reclassifications were made to conform the Mattress Firm statement of operations with Somnigroup's classification.

(3) Estimated Purchase Price Consideration and Preliminary Purchase Price Allocation
The estimated purchase price of Mattress Firm as of February 5, 2025 consists of the following items:

Estimated Purchase Price Consideration (in millions)
Cash consideration to Mattress Firm shareholders (1)	$1,776
Stock consideration of Somnigroup common stock (2)	2,245
Cash consideration paid for the repayment of Mattress Firm outstanding debt (3)	1,176
Cash consideration paid to escrow (4)	78
Mattress Firm transaction expenses paid by Somnigroup (5)	50
Estimated net working capital adjustment (6)	33
Settlement of pre-existing relationships (7)	74
Total consideration	$5,432
Cash acquired (8)	(265)
Net consideration transferred	$5,167

(1)	The cash consideration to Mattress Firm shareholders represents the agreed upon closing "Cash Consideration" as defined in the Merger Agreement, including cash to Mattress Firm employees for equity awards converted into the right to receive merger consideration.
(2)
The stock consideration of 34.2 million shares of Somnigroup common stock represents a value of $65.65, which is the simple average of the opening and closing price per share of the Company's common stock on the NYSE on the business day immediately prior to the date of acquisition. This amount includes stock consideration to Mattress Firm employees for equity awards converted into the right to receive merger consideration.

(3)
The cash consideration for the repayment of Mattress Firm's outstanding third party long-term debt includes $1,176 million of principal and interest outstanding on the obligation as of February 5, 2025.

(4)	Upon closing, $78 million of the purchase price was deposited into an escrow account in accordance with the Merger Agreement.
(5)	Pursuant to the Merger Agreement, as part of the cash consideration, Somnigroup paid Mattress Firm's transaction related expenses incurred in connection with the acquisition. These expenses primarily related to third-party consulting services.
(6)	The estimated net working capital adjustment represents the preliminary "Estimated Net Working Capital" adjustment made to base cash consideration pursuant to the Merger Agreement.
(7)	Represents the effective settlement of Mattress Firm outstanding payables to Somnigroup, net of incentives receivable. No gain or loss was recognized on this settlement.
(8)	Cash acquired represents Mattress Firm's cash on hand as of February 5, 2025.

The table below represents the preliminary purchase price allocation based on estimates, assumptions, valuations and other analyses as of February 5, 2025, that have not been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the purchase consideration will remain preliminary until management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuations and other studies that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The purchase price for the Mattress Firm Acquisition was allocated on a preliminary basis to the following assets and liabilities as follows:

Preliminary Purchase Price Allocation Table	As of
(in millions)	February 5, 2025
Accounts receivable, net	$43
Inventories	327
Prepaid expenses and other current assets	63
Assets held for sale	35
Property and equipment	243
Operating lease right-of-use assets	1,226
Other non-current assets	294
Indefinite-lived trade names	1,620
Goodwill	3,330
Preliminary fair value of assets acquired	7,181

Accounts payable	(108)
Short-term operating lease obligations	(238)
Accrued expenses and other current liabilities	(266)
Income taxes payable	(5)
Liabilities held for sale	(33)
Long-term operating lease obligations	(1,024)
Deferred tax liability	(306)
Other non-current liabilities	(24)
Long-term debt	(10)
Preliminary fair value of liabilities assumed	(2,014)
Net consideration transferred	5,167
Cash acquired	265
Total consideration transferred	$5,432

For the purpose of preparing the unaudited pro forma condensed combined financial information, the total estimated purchase price is allocated to goodwill using Mattress Firm's preliminary identifiable assets acquired and liabilities assumed as of February 5, 2025. Final allocation of the purchase price will be based on the actual value of identifiable assets acquired and liabilities assumed in accordance with U.S. GAAP. Accordingly, the fair value of these identifiable assets and liabilities assumed included in the table above is preliminary and is subject to change. An allocation of an increased portion of the purchase price to inventory, property and equipment, other non-current assets or intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited pro forma condensed combined financial information, and may result in increased depreciation and/or amortization expense. We expect to finalize the valuation and complete the purchase price allocation as soon as practical, but no later than one year from February 5, 2025.

(4) Unaudited Pro Forma Condensed Combined Balance Sheet Transaction Accounting Adjustments as of December 31, 2024

(4a) Cash and cash equivalents. The pro forma adjustment of $1,313 million represents:

i.a portion of cash consideration paid to Mattress Firm shareholders, lenders and transaction service providers of $1,254 million from borrowings under the Company's existing credit facilities. Refer to Note 3 for additional information on merger consideration;
ii.Somnigroup transaction costs of $50 million which were paid on closing date and are not yet reflected in the historical financial statements; and
iii.a $9 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025.

(4b) Accounts receivable, net. The pro forma adjustment of $95 million represents:

i.the elimination of Somnigroup's pre-existing accounts receivable, net with Mattress Firm of $77 million;
ii.the elimination of Mattress Firm's pre-existing incentives with Somnigroup of $14 million;
iii.a $3 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025; and
iv.a $1 million reclassification to assets held for sale related to the Divestitures.

(4c) Inventories. The pro forma adjustment of $38 million represents:

i.the $46 million fair value adjustment to record the step-up of Mattress Firm’s finished goods at its estimated selling price, less the sum of disposal costs and a reasonable profit allowance for selling effort. Cost of sales reflects an increase for this fair value step-up adjustment to Mattress Firm’s inventory, which temporarily reduces gross margins for the sale of the acquired inventory. The assumed value of Mattress Firm’s inventory may change as the final valuation of inventory is determined; offset by
ii.the $8 million reclassification to assets held for sale related to the Divestitures.

(4d) Prepaid expenses and other current assets. The pro forma adjustment of $14 million represents a $13 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025 and the $1 million reclassification to assets held for sale related to the Divestitures.

(4e) Property, plant and equipment, net. The pro forma adjustment of $1 million represents the $19 million step-up for the preliminary fair value of the identifiable property and equipment, net. The preliminary fair value of the identifiable property and equipment is determined using the income, cost, and/or market approaches, as applicable for each asset class. This adjustment is offset by the $18 million reclassification to assets held for sale related to the Divestitures.

(4f) Goodwill. The pro forma adjustment of $2,501 million represents the $2,503 million net adjustment to goodwill resulting from the Mattress Firm Acquisition. For further information on the related calculation associated with each component, refer to the estimated purchase price and preliminary purchase price allocation in Note 3. This adjustment is offset by the $2 million reclassification to assets held for sale related to the Divestitures.

(4g) Other Intangibles, net. The pro forma adjustment of $1,034 million represents the $1,039 million adjustment for the fair value of Mattress Firm's intangible assets acquired, offset by the $5 million elimination of Mattress Firm's existing intangible assets. All intangible assets acquired, after fair value adjustments, are indefinite-lived assets.

The indefinite-lived trade name represents the Mattress Firm brand name as marketed. We applied the income approach, relief from royalty method, to fair value the trade name asset. For the purpose of preparing the unaudited pro forma condensed combined financial information, the total estimated purchase price is allocated on a preliminary basis to Mattress Firm’s net tangible and intangible assets acquired based on their estimated fair values.

(4h) Operating lease right-of-use assets. The pro forma adjustment of $39 million represents the $101 million fair value adjustment to operating lease right-of-use assets, offset by the $62 million reclassification to assets held for sale related to the Divestitures.

(4i) Restricted cash. Represents the cash consideration paid from restricted cash to Mattress Firm shareholders, lenders and transaction service providers of $1,592 million. These Term B Loan proceeds were released from escrow for the closing of the Mattress Firm Acquisition. Refer to Note 3 for additional information on merger consideration.

(4j) Other non-current assets. Represents a $1 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025.

(4k) Accounts payable. The pro forma adjustment of $113 million represents the elimination of Mattress Firm's pre-existing accounts payable with Somnigroup for $88 million and a $25 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025.

(4l) Accrued expenses and other current liabilities. The pro forma adjustment of $5 million represents:

i.a $10 million reduction in accrued interest for the repayment of Mattress Firm outstanding long-term debt obligations;
ii.the elimination of Somnigroup accrued incentives due to Mattress Firm of $4 million; and
iii.the $4 million reclassification to liabilities held for sale related to the Divestitures, offset by
iv.a $13 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025.

(4m) Short-term operating lease obligations. The pro forma adjustment of $19 million represents the $16 million reclassification to liabilities held for sale related to the Divestitures and a $3 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025.

(4n) Income taxes payable. The pro forma adjustment of $15 million represents the income tax payable of $12 million for the tax effect of the transaction accounting adjustments related to the Transactions and a $3 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025.

(4o) Current portion of long-term debt & Long-term debt, net. The pro forma adjustment of $9 million to current portion of long-term debt represents the repayment of Mattress Firm's outstanding debt obligation of $13 million, offset by a $4 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025.

The pro forma adjustment of $1,132 million to long-term debt, net represents the repayment of Mattress Firm's outstanding long-term debt obligation of $1,153 million and a $3 million adjustment to reflect the change in Mattress Firm's historical book value as of December 31, 2024 to the acquisition date fair value on February 5, 2025, offset by the write-off of associated deferred financing costs of $24 million.

(4p) Long-term operating lease obligations. The pro forma adjustment of $5 million represents the $55 million fair value adjustment to long-term operating lease obligations, offset by a $50 million reclassification to liabilities held for sale related to the Divestitures.

(4q) Deferred income taxes. The pro forma adjustment of $294 million represents the deferred tax adjustments for the following items:

i.the deferred tax liability of $353 million associated with a series of capital transactions which terminated a subsidiary of Mattress Firm's debt obligation in fiscal year 2019; and
ii.the $264 million deferred tax liability as a result of the preliminary purchase price allocation adjustments; offset by
iii.the $194 million reclassification of the historical Mattress Firm deferred tax asset for balance sheet presentation purposes, as the adjustments above result in a net deferred tax liability;
iv.the deferred tax asset related to stock based compensation of $117 million; and
v.the deferred tax asset of $12 million to tax effect the transaction accounting adjustments related to the transaction costs by using an estimated blended statutory income tax rate of 25.0%.

Because the adjustments contained in the pro forma condensed combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the consummation of the Transactions.

(4r) Stockholders' Equity. The pro forma adjustment of $1,390 million represents the elimination of Mattress Firm's equity and the net impact to stockholder's equity, including retained earnings, treasury stock and additional paid in capital, for all pro forma adjustments.

(in millions)
Issuance of Somnigroup shares from treasury stock for merger consideration (see Note 3)	$2,245
Elimination of Mattress Firm's historical equity	(805)
Payment of Somnigroup transaction costs (see Note 5c)	(50)
Net transaction accounting adjustments to stockholder's equity	$1,390

(5) Unaudited Pro Forma Condensed Combined Statement of Income Transaction Accounting Adjustments for the twelve months ended December 31, 2024

(5a) Net sales. Represents the elimination of Somnigroup's third-party net sales to Mattress Firm of $920 million.

(5b) Cost of sales. The pro forma adjustment of $782 million represents the cost of sales adjustments for the following items:

i.the elimination of Somnigroup's cost of sales to Mattress Firm of $920 million; offset by
ii.the intercompany profit eliminations of $79 million;
iii.the expense recorded for the $46 million fair value step-up of Mattress Firm's finished goods as of the acquisition date, which represents an expected inventory turn of approximately 30 days;
iv.the incremental lease expense associated with the preliminary net unfavorable fair value adjustment for operating leases of $7 million; and
v.the incremental depreciation expense associated with the preliminary purchase price allocation adjustment of $6 million for property and equipment. The adjustment to depreciation expense was calculated on a straight-line basis using a weighted average estimated remaining useful life of 1-5 years.

(5c) General, administrative and other expenses. The pro forma adjustment of $47 million represents the Somnigroup transaction costs of $50 million incurred in connection with the Transactions not yet reflected in the historical financial statements, offset by the elimination of Mattress Firm's historical amortization expense of $3 million.

(5d) Interest expense, net. Represents the elimination of interest expense of $114 million related to the Mattress Firm debt repayment.

(5e) Income tax provision. Represents the income tax provision of $6 million, which is the result of an estimated blended statutory income tax rate of 25.0% applied to the net pro forma adjustments recorded in the unaudited pro forma condensed combined statements of income. Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the consummation of the Transactions.

(6) Financing Adjustments

(6a) Cash and cash equivalents, Current portion of long-term debt and Long-term debt. Represents the effect to the unaudited pro forma condensed combined balance sheet associated with the Financing Arrangements:

(in millions)	Current portion of long-term debt	Long-term debt	Total
Revolver	$—	$679	$679
New Financing:
DDTA Loan	31	594	625
Total financing adjustments	$31	$1,273	$1,304

(6b) Interest expense, net. Represents the effect related to interest expense within the unaudited pro forma condensed combined statement of income associated with the Financing Arrangements:

(in millions)	Year ended December 31, 2024
Revolver (1)	$39
New Financing:
Term B Loan (2)	108
DDTA Loan (1)	36
Amortization of debt issuance costs and OID (3)	3
Total pro forma adjustment	$186

(1)	Interest on Revolver and the DDTA Loan is calculated using the one-month term Secured Overnight Financing Rate ("SOFR") index plus 10 basis points of credit spread adjustment, plus applicable margin of 1.250%.
(2)	Interest on Term B Loan is calculated using the one-month term SOFR index plus applicable margin of 2.50%
(3)	Represents amortization of debt issuance costs and OID to interest expense.

An increase or decrease of 0.125% in the interest rate applied to our variable rate debt would result in a change in pro forma interest expense of approximately $4 million for the twelve months ended December 31, 2024.

(6c) Income tax provision. Reflects the $47 million income tax effect of the Financing Arrangements using an estimated blended statutory income tax rate of 25.0%. Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the consummation of the Transactions.

(7) Divestitures
As previously discussed, the Divestitures are expected to close in the second quarter of 2025 and are not expected to have a material impact on the Company's financial position or results of operations. Therefore, the unaudited pro forma condensed combined financial information does not give effect to the impacts of the Divestitures, other than the reclassification of the assets and liabilities of the Divestitures as held for sale in accordance with ASC 360.

The table below reflects the components of the pro forma adjustment to reflect assets and liabilities held for sale related to the Divestitures:

	As of February 5, 2025
Accounts receivable, net	$1	(4b)
Inventories	8	(4c)
Prepaid expenses and other current assets	1	(4d)
Property, plant and equipment, net	18	(4e)
Goodwill	2	(4f)
Operating lease right-of-use assets	62	(4h)
Assets held for sale	$92

Accrued expenses and other current liabilities	$4	(4l)
Short-term operating lease obligations	16	(4m)
Long-term operating lease obligations	50	(4p)
Liabilities held for sale	$70

(8) Pro Forma Earnings Per Common Share
The "Pro forma combined earnings per common share" equals pro forma net income attributable to Somnigroup International Inc. divided by the weighted-average number of common shares outstanding, after giving effect to 34.2 million shares issued as merger consideration, assuming such shares have been outstanding for the entirety of the period presented. The following table sets forth the components of the numerator and denominator for the computation of basic and diluted earnings per share for net income attributable to combined Somnigroup:

	Year ended December 31, 2024
	Basic	Diluted
Numerator:
Net income attributable to Somnigroup International Inc.	$384	$384
Effect of merger on net income	(142)	(142)
Pro forma combined net income attributable to Somnigroup International Inc.	$242	$242

Denominator:
Historical Somnigroup weighted average common stock outstanding	173.6	178.2
Effect of 34.2 million shares of common stock issued as merger consideration	34.2	34.2
Pro forma Somnigroup weighed average common stock outstanding	207.8	212.4

Earnings per common share:
Earnings per common share for historical Somnigroup International Inc.	$2.21	$2.16
Effect of merger on earnings per common share	(1.05)	(1.02)
Pro forma combined earnings per common share	$1.16	$1.14